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               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549



                           FORM 8-A/A





        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




                 PENNFED FINANCIAL SERVICES, INC.
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     (Exact name of registrant as specified in its charter)



             Delaware                            22-3297339
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(State of incorporation or organization)      (I.R.S. Employer
                                              Identification No.)


622 Eagle Rock Avenue, West Orange, New Jersey        07052-2989
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(Address of principal executive offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                              None

Securities to be registered pursuant to Section 12(g) of the Act:


                      Stock Purchase Rights
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                        (Title of Class)


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Item 1.  Description of Registrant's Securities to be Registered.
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     Item 1 of the Application of PennFed Financial Services,
Inc.(the "Company") for Registration of Stock Purchase Rights on Form 8-A, dated March 26, 1996 (the "Application"), is hereby amended to substitute the following paragraph for the first paragraph under Item 1 of the Application:

          "On March 21, 1996, the Board of Directors of PennFed Financial Services, Inc. (the "Company"), declared a dividend payable April 1, 1996, of one right (a "Right") for each outstanding share of common stock, par value $.01 per share ("Common Stock"), of the Company held of record at the close of business on April 1, 1996 (the "Record Time"), or issued thereafter and prior to the Separation Time (as hereinafter defined). The Rights were issued pursuant to a Stockholder Protection Rights Agreement, dated as of March 21, 1996 and as amended as of February 10, 1998 (the "Rights Agreement"), between the Company and Registrar and Transfer Company, as Rights Agent (the "Rights Agent"). Each Right entitles its registered holder to purchase from the Company, after the Separation Time, one share of Common Stock for $67.50 (the "Exercise Price"), subject to adjustment."

     Item 1 of the Application is hereby further amended to substitute the following paragraph for the third paragraph under
Item 1 of the Application:

          "The Rights will not be exercisable until the first Business Day following the Separation Time. The Company will (i) take all such action as may be necessary to ensure that all shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable; (ii) use its best efforts to comply with the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and any other law, rule or regulation applicable with respect to the Rights and the securities purchasable upon exercise of the Rights; (iii) take such action as may be appropriate under the blue sky laws of the various states, provided that the Company shall not be obligated to take any such action with respect to any jurisdiction outside the United States, or with respect to any United States jurisdiction the applicable laws, rules or regulations of which, or the directives, comments, policies or requirements of governmental authorities thereunder, the Company considers to be materially adverse or unreasonably burdensome; and
     (iv) pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares in a name other than that of the holder of the Rights being transferred or exercised. Any other provision of the Rights Agreement to the contrary notwithstanding, the Rights shall not be exercisable, and the Company shall not be obligated to offer, sell, issue or deliver any Common Stock or other securities pursuant to the Rights Agreement, in any jurisdiction except in compliance with the qualification, registration, or other requirements of such jurisdiction applicable to the offer, sale, issuance, or delivery of securities by the Company pursuant to the Rights Agreement. The Rights will expire on the earliest of (i) the Exchange Time (as defined below),
     (ii) the date on which the Rights are redeemed as described below and (iii) the close of business on February 10, 2008 (in any such case, the "Expiration Time").

Item 2.  Exhibits.
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     Item 2 of the Application is amended to add an Exhibit (2), as follows:

     Exhibit No.     Description
     -----------     -----------

         (2) Amendment No. One to the Stockholder Protection Rights Agreement, dated as of March 21, 1996, between the Company and Registrar and Transfer Company, as Rights Agent.

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                            SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   PENNFED FINANCIAL SERVICES, INC.



Date: February 11, 1998       By: /s/ Joseph L. LaMonica
      -----------------          --------------------------------
                                 Joseph L. LaMonica
                                 President and Chief Executive
                                  Officer

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                            EXHIBIT 2

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                    AMENDMENT NO. ONE TO THE
             STOCKHOLDER PROTECTION RIGHTS AGREEMENT

               dated as of March 21, 1996 between

                PENNFED FINANCIAL SERVICES, INC.

                               and

                 REGISTRAR AND TRANSFER COMPANY

                         as Rights Agent


     WHEREAS, the purpose of this document (this "Amendment") is to amend the Stockholder Protection Rights Agreement, dated as of March 21, 1996, between PennFed Financial Services, Inc. and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement"); and

     WHEREAS, this Amendment is in accordance with Section 5.4 of the Rights Agreement.

     NOW THEREFORE, in consideration of the premises, it is agreed as follows:

1. Section 1.1 of the Rights Agreement is hereby amended by revising the definition of "Exercise Price" to read in its entirety as follows:

          "Exercise Price" shall mean, as of any date, the price at which a holder may purchase the securities or assets issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $67.50.

2. Section 1.1 of the Rights Agreement is hereby further amended by revising the definition of "Expiration Time" to read in its entirety as follows:

          "Expiration Time" shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time and (iii) the close of business on February 10, 2008.

3.     Exhibit A to the Rights Agreement (the Form of Rights
Certificate) is hereby amended by revising the last sentence of the first paragraph thereof to read in its entirety as follows:

          "The Exercise Price shall be $67.50 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement."

4. This Amendment may be executed in counterparts, which together shall constitute a single instrument.

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     IN WITNESS WHEREOF, the undersigned have executed this
Amendment as of this 10th day of February, 1998.


ATTEST:                         PENNFED FINANCIAL SERVICES INC.




/s/ Patrick D. McTernan      By: /s/ Joseph L. LaMonica
-------------------------       ---------------------------------
Patrick D. McTernan             Joseph L. LaMonica
Secretary                       President and Chief
                                 Executive Officer



ATTEST:                         REGISTRAR AND TRANSFER COMPANY




/s/ Thomas L. Montrone       By: /s/ William P. Tatler
-------------------------       ---------------------------------
Thomas L. Montrone              William P. Tatler
President and Secretary         Vice President